Exhibit 99.1

Starwood Property Trust, Inc. Upsizes Existing Credit Facility to $1.0 Billion

- Extends Term for an Additional Five Years -

GREENWICH, Conn., January 30, 2014 /PRNewswire/ — Starwood Property Trust, Inc. (NYSE: STWD) today announced that it has amended its existing credit facility with Wells Fargo Bank, National Association to increase available borrowings under the facility by $450 million to $1.0 billion.  The facility, which the Company originally entered into in December 2010, was extended an additional minimum term of five years and is now set to initially mature in January 2019. The Company also improved the pricing of the facility and made other structural changes to conform the facility to current market standards.   The Company will use the additional proceeds to fund its loan origination and acquisition pipeline.

Stew Ward, Chief Financial Officer of Starwood Property Trust, stated, “With the Company’s pipeline of attractive opportunity’s continuing to expand, we are pleased to have secured this additional $450 million of financial capacity while also increasing the term of this facility a minimum of an additional five years.  This line as well as our ten others combined totaling more than $3.3 billion enable us to seamlessly provide our clients financing options from a single lender encompassing the entire capital stack, one of our most significant competitive advantages. The continued support of our lenders and their ongoing confidence in Starwood Property Trust is validation of our ability to safely execute on our growth plans.”

Additional details on the facility may be found in the Form 8-K filed today with the Securities and Exchange Commission.

About Starwood Property Trust

Starwood Property Trust is focused on originating, investing in, financing and managing commercial mortgage loans and other commercial real estate debt investments, commercial mortgage-backed securities (“CMBS”), and other commercial real estate-related debt investments. Starwood Property Trust, through its 2013 acquisition of LNR Property LLC (“LNR”), now also operates as special servicer in the United States and a primary and special servicer in Europe and has expanded its product offering to include fixed rate conduit loans. Starwood Property Trust also invests in residential mortgage-backed securities (“RMBS”) and residential real estate owned, and may invest in non-performing loans, commercial properties subject to net leases and residential mortgage loans. Starwood Property Trust is externally managed and advised by SPT Management, LLC, an affiliate of Starwood Capital Group, and has elected to be taxed as a real estate investment trust for U.S. federal income tax purposes.

Investor Relations — Starwood Property Trust

Phone:  203-422-7788

Email: investorrelations@stwdreit.com

Media Relations — Starwood Property Trust

Phil Denning or Jason Chudoba

ICR, Inc.

Phone: 203-682-8200

Jason.chudoba@icrinc.com, Phil.denning@icrinc.com